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                                                                    Exhibit 10.4

                            Eskimo Pie Corporation
               Executive Retention Bonus and Severance Agreement

         Eskimo Pie Corporation (the "Company") has adopted an Executive Retention Bonus and Severance Program (the "Executive Retention Bonus and Severance Program") designed to encourage executives to remain focused on their job responsibilities and to continue employment with the Company or a subsidiary in light of a possible "Sale of the Company" (as that term is defined below) relating to your employment.

         In accordance with established criteria for the Executive Retention Bonus and Severance Program, you have been selected as a participant in lieu of participation in the Company's general retention and severance program contained in the 1999 Company Sale Severance Program under the Eskimo Pie Corporation Welfare Benefit Plan (the Company's "welfare plan").

         1. Executive Retention Bonus. If you are eligible in accordance with
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the criteria which follow, you will receive an Executive Retention Bonus consisting of two installments - one for $56,250 (the "First Installment") and one for $168,750 (the "Second Installment"), each subject to normal tax and other applicable withholding and deductions.

         In order to receive the First Installment of the Executive Retention Bonus, you must remain employed in your current position, or in one into which you are requested by the Company to transfer, during the Retention Period for the First Installment. In that event, if you satisfy the applicable additional eligibility criteria described below, you will receive the First Installment on or about January 15, 2000 (but in no event later than the date the Second Installment of the Executive Retention Bonus is due) in a lump sum payment.

         In order to receive the Second Installment of the Executive Retention Bonus, you must remain employed in your current position, or in one into which you are requested by the Company to transfer, during the Retention Period for the Second Installment. In that event, if you satisfy the applicable additional eligibility criteria described below, you will receive the Second Installment within five business days after the Sale of the Company relating to your employment in a lump sum payment. If for any reason no Sale of the Company relating to your employment occurs before January 1, 2001, you will not receive the Second Installment of the Executive Retention Bonus.

         2. Severance Benefits. If you cease to be employed by the Company at or
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within one year after the Sale of the Business relating to your employment under the applicable additional eligibility criteria described below for severance benefits for any reason (including without limitation your voluntary cessation of employment) other than Cause (as defined below) or death, you will also be entitled to severance benefits in the form of extended medical and dental insurance coverage under the Company's welfare plan for you, your spouse and your eligible dependents for one year with the Company paying the entire cost of coverage for such extended coverage period. This extended medical and dental coverage will not run concurrently with the COBRA coverage period under the Company's welfare plan, and the applicable COBRA coverage period under the Company's welfare plan will be available to you and your qualifying beneficiaries after the end of this extended medical and dental coverage period.

         3. Retention Period. The Retention Period began on October 7, 1999. It
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ends for the First Installment of the Executive Retention Bonus on December 31,
1999 or your earlier involuntary termination by the Company for reasons other than death, permanent disability or Cause (as defined below). It ends for the Second Installment of the Executive Retention Bonus on the Sale of the Company relating to your employment or your earlier involuntary termination by the Company for reasons other than death, permanent disability or Cause (as defined below). For purposes hereof, you will
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automatically be considered involuntarily terminated by the Company for reasons other than death, permanent disability or Cause if you voluntarily terminate for Good Reason (as defined below)

         4. Sale of the Company.  For purposes of this Agreement, the term
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"Sale of the Company" means any of the following occurring before January 1,
2001:

         a) a change in the ownership of the Company resulting in the possession by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange
               Act) of more than 50% of the outstanding stock of the Company (whether by sale or issuance of stock, reorganization, merger, consolidation or otherwise) in connection with a transaction contemplated by the Board of Directors of the Company (the "Board") in connection with the Board's publicly announced intention to sell the Company or its assets, including the assets of its subsidiaries (the "Company Sale Announcement");

         b) if you are employed by a subsidiary or a division of the Company, the sale of the stock of, or substantially all of the assets of, that subsidiary or that division of the Company;

         c) if you are employed in connection with Company-wide matters, substantially all of your duties and responsibilities as of October 7, 1999 are effectively eliminated by reason of a sale or sales of the assets or divisions of the Company or of its subsidiaries; or

         d) if you are employed in connection with any other operations of the Company or any subsidiary (including corporate headquarters operations) which is the subject of or related to any other sale of assets determined by the Company to result in a cessation of such operations in connection with the Company Sale Announcement, the sale of such assets.

         5.  Cause.  For purposes of this Agreement, "Cause" means:
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         a)    dishonesty,

         b)    conviction of a felony,

         c) the willful unauthorized disclosure of confidential information of the Company or any of its subsidiaries or affiliates, or

         d) the willful and continued failure to substantially perform your duties with the Company or any of its subsidiaries or affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Board, the Compensation Committee or its delegate which specifically identifies the manner in which you have not substantially performed your duties.

         For purposes of this provision, no act or failure to act, on your part, shall be considered "willful" unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or any committee of the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

         6. Good Reason.  For purposes of this Agreement, "Good Reason" shall
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mean the occurrence of any of the following without Cause:

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         a)    the assignment to you of any duties which are inconsistent with the position (including status, offices, titles, and reporting requirements) or authority in the Company that you held immediately on October 7, 1999, or a significant adverse alteration in the nature or status of your responsibilities or the conditions of your employment from those in effect immediately on October 7, 1999, provided that any promotion or such change or alteration in your duties, authority, responsibilities or conditions of employment which is either accepted or not rejected in writing delivered to the Board of Directors of the Company within 10 days of such promotion, change or alteration shall be deemed to have been held or in effect immediately on October 7, 1999;

         b) a reduction by the Company in your annual base salary as in effect on October 7, 1999 or as the same may be increased from time to time;

         c) if you are principally employed at the Company's principal executive offices, the relocation of the Company's principal executive offices to a location outside the Richmond Metropolitan Area or the Company's requiring you to be based anywhere other than the Company's principal executive offices except for required travel on the Company's business to an extent substantially consistent with your present business travel obligations;

         d) except in the event of reasonable administrative delay, the failure by the Company to pay to you any portion of your current compensation or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Company within seven (7) days of the date such compensation is due;

         e) the failure by the Company to continue in effect any compensation plan in which you participated on October 7, 1999 that is material to your total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as it existed on October 7, 1999;

         f) the failure by the Company to continue to provide you with benefits having an aggregate value of at least 75% of the aggregate value of the benefits enjoyed by you under any of the Company's life insurance, medical, health and accident, disability plans, or other welfare and defined benefit plans (qualified and non-qualified) in which you were participating on October 7, 1999, the taking of any action by the Company which would directly or indirectly reduce by more than 25% the aggregate value of such benefits or deprive you of any material fringe benefit enjoyed by you on October 7, 1999, or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect on October 7, 1999; or

         g) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in section 8.1) captioned "Successors" below.

         7. Additional Eligibility Criteria for Benefits.  Eligibility for
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either installment of the Executive Retention Bonus and for severance benefits is also conditioned on the following additional rules, as applicable to the particular benefit:

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         a)    Voluntary Resignation. You will not receive an Executive
               Retention Bonus installment if you voluntarily resign your employment prior to the last day of the applicable Retention Period other than for Good Reason.

         b) Death, Disability or Involuntary Termination for Cause. You will not receive an Executive Retention Bonus installment if you die, become permanently disabled or are involuntarily terminated for Cause by the Company during the applicable Retention Period.

         c) No Other Employment. You will not be eligible for an Executive Retention Bonus installment or severance benefits under this Agreement if you engage in any activity during the applicable Retention Period or, in the case of severance benefits, prior to the Sale of the Company relating to your employment, which is inconsistent with the satisfactory performance of your duties including, but not limited to, engaging in other full-time or substantially full-time employment, whether as an employee, consultant or in any other capacity, whether or not you are compensated for such other employment, or engaging in any other business activity, whether or not such business activity is pursued for gain or profit, except as approved in advance in writing by an authorized representative of the Company.

         d) Confidentiality. You agree to maintain the utmost confidentiality of the existence and the terms of this Agreement and all documentation or records relating to this Agreement and the Executive Retention Bonus and Severance Program and not to disclose these matters to any person or entity without the prior written consent of the Company unless required otherwise by law or court order. You will not be eligible for the Executive Retention Bonus or severance benefits under this Agreement if you violate this confidentially requirement.

         e) Resignation as Director and/or Officer. You will not be eligible for severance benefits under this Agreement unless, promptly after your cessation of employment with the Company and upon receiving a written request to do so, you resign as a director and/or officer of the Company (including of each subsidiary and affiliate of the Company) for which you are then serving as a director and/or officer.

         f) Waiver of Other Retention, Termination and Severance Benefits and Participant in General Retention Bonus Program. Eligibility to receive the Executive Retention Bonus installments and severance benefits under this Agreement is contingent upon your agreeing to waive your rights under and terminate your participation in any and all other retention, termination and severance programs of the Company and of each subsidiary and affiliate of the Company (whether by individual agreement or otherwise) now or subsequently existing during the period this Agreement is in effect (including without limitation any executive or other severance agreement now in force and the Company's general retention bonus and severance program for rank and file employees contained in the 1999 Company Sale Severance Program), which you may do by signing, dating and returning to the Company one copy of this Agreement

         g) Acceptance of Agreement. Eligibility to receive the Executive Retention Bonus and severance benefits under this Agreement is contingent upon your acceptance of the terms of this Agreement by signing, dating and returning to the Company one copy of this Agreement no later than October 25, 1999.

         8. Other Terms and Conditions.  The following additional terms and
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conditions apply for purposes of this Agreement:

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         a)    No Contract of Employment. This Agreement is not intended to, and does not, create a contract of employment for any definite period of time between you and the Company.

         b) Waiver. No provision of this Agreement may be waived except by a writing signed by the party to be bound thereby. You may at any time or from time to time waive any or all of the benefits provided for herein which have not been received by you at the time of such waiver. In addition, prior to the last day of the calendar year in which your cessation of employment occurs, you may waive any or all rights and benefits provided for herein which have been received by you; provided that you repay to the Company the amount of the benefits received (together with interest at the rate provided in Section 1274(b)(2)(B) of the
               Code). Any waiver of benefits pursuant to this paragraph shall be irrevocable.

         c) Severability. If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

         d) Modification. Any modifications to this Agreement must be approved in writing by an authorized representative of the Company. No reduction in your rights under this Agreement may be made without your written consent.

         e) Governing law. This Agreement shall be construed, enforced and administered in accordance with the laws of the Commonwealth of Virginia.

         f) Excise Tax. If you become entitled to benefits under this Agreement and if any part or all of such benefits will be subject to the tax ("Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then the amount otherwise payable or provided to you in accordance with this Agreement shall be reduced as necessary so that no part of such payment shall be subject to the Excise Tax.

         g) No Duty to Mitigate. Your entitlement to benefits hereunder shall not be governed by any duty to mitigate your damages by seeking further employment nor offset by any compensation which you may receive from future employment.

         h) Interest on Delayed Payments. If payment or provision of any benefit due to you under this Agreement is not timely made, you shall be entitled to interest on the amount not timely paid at 120% of the applicable federal rate, compounded semi-annually, under Section 1274(d) of the Code determined at the time the Sale of the Business relating to your employment occurs, such interest to accrue from the date such benefit is due through the date of payment or provision thereof.

         i) Adjudication. If a dispute or controversy arises under or in connection with this Agreement, you shall be entitled to an adjudication in an appropriate court of the Commonwealth of Virginia, or in any other court of competent jurisdiction. Alternatively, you, at your option, may seek an award in arbitration to be conducted by a single arbitrator under the Commercial Arbitration Rules of the American Arbitration Association.

         j) Expenses relating to the Company's Failure to Perform. If any contest or dispute shall arise under this Agreement involving the failure or refusal of the Company to perform fully in accordance with the terms hereof other than in connection with a good faith determination of the existence of Cause, the Company shall reimburse you, on a

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               current basis, for all legal fees and expenses, if any, incurred by you in connection with such contest or dispute (regardless of the result thereof), together with interest in an amount equal to the prime rate of BankAmerica from time to time in effect, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Company receives your statement for such fees and expenses through the date of payment thereof. Such reimbursement shall include the cost of attorney's fees in reviewing this Agreement in connection with such contest or dispute and in negotiating or attempting to negotiate a settlement of such contest or dispute prior to your making such claim or commencing any action or proceeding and in settling any matter relating to this Agreement.

         k) Other Expenses. If any claim, action or proceeding (including without limitation a claim, action or proceeding by you against the Company) occurs with respect to this Agreement other than one described in section 8.j) above, the Company shall pay or reimburse you for all costs and expenses, including without limitation court costs and attorney's fees, incurred by you as a result thereof, provided that if the claim, action or proceeding is by you against the Company, you are successful in whole or in part on the merits or otherwise in such claim, action or proceeding. Such reimbursement shall include interest in an amount equal to the prime rate of BankAmerica from time to time in effect, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Company receives your statement for such fees and expenses through the date of payment thereof.

         l) Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor which employs you in connection with a Sale of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if you had remained employed by the Company. As used in this Agreement, the "Company" shall mean Eskimo Pie Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         m) Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable hereunder if you had continued to live, any such amount, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, your estate.

         n) Termination. If no Sale of the Company occurs prior to January 1, 2001, this Agreement shall then terminate.

                                   Eskimo Pie Corporation


                                   By   /s/ David B. Kewer
                                     -----------------------------------
                                     David B. Kewer
                                     President and Chief Executive Officer


I HAVE READ AND UNDERSTAND THIS EXECUTIVE RETENTION BONUS AND SEVERANCE AGREEMENT AND AGREE TO ITS TERMS.

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Agreed and Accepted:


    /s/ Craig L. Hettrich                              October 19, 1999
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            (Name)                                          (Date)

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